EXHIBIT 99.1
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Interim Phase 2 Data Show Sustained Clinical Benefit in Advanced Sarcoma
Patients Treated with ARIAD's mTOR Inhibitor, AP23573; Results Highlighted at the AACR-NCI-EORTC News Briefing on New Oncology Drugs

    PHILADELPHIA and CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 16, 2005--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced interim results of an ongoing Phase 2 clinical trial of its novel mTOR inhibitor, AP23573, administered as a single agent, in patients with advanced bone and soft-tissue sarcomas. Twenty-seven percent (27%) of 188 evaluable patients treated with AP23573 had sustained tumor regression and/or disease stabilization. In addition, the six-month progression-free survival (PFS) rate in AP23573-treated patients in the first stage of the trial was 22%, which compares favorably to historical data on soft-tissue sarcoma patients treated with inactive chemotherapies for whom the six-month PFS was estimated to be only 8% (van Glabbeke et al, 2002). Almost all patients in the current trial had failed alternative anti-cancer treatments and had progressive disease upon entering the trial.
    "These results provide compelling evidence of the potential clinical utility of AP23573 in patients with advanced sarcomas - a cancer with limited treatment options available. AP23573 was chosen by the AACR-NCI-EORTC (ANE) to be highlighted as one of the exciting new drugs in development in its news briefing this morning and as an oral proffered paper in the scientific program tomorrow afternoon," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.
    "In clinical trials to date, AP23573 treatment has produced a high level of durable disease stabilization and symptomatic improvement in patients with advanced sarcomas," said Sant P. Chawla, M.D., one of the lead investigators in the AP23573 Sarcoma Study Group, who presented top-line findings from the study at the ANE press briefing this morning. "As we continue to study AP23573 in sarcomas, I am excited about the potential AP23573 may offer in the fight against this devastating cancer."

    Trial Objectives and Design

    The primary objective of this multi-center clinical trial is to assess the efficacy and safety of AP23573 in four groups of advanced sarcomas: (a) bone sarcomas (b) leiomyosarcoma, (c) liposarcoma, and
(d) other soft-tissue sarcomas. The trial began patient enrollment about one year ago in October 2004. Patients receive a fixed dose of
12.5 mg of AP23573 intravenously using a daily dosing regimen of drug (i.e., five days on, nine days off, drug).
    The trial uses Simon's two-stage design within each of these sarcoma groups. Four of the initial 19 patients within each group (stage 1) must exhibit a predefined four-month clinical-benefit response based on strict Response Evaluation Criteria in Solid Tumors (RECIST) guidelines before the group can be expanded and enrollment to at least 44 patients continued. While the patients enrolled in each cohort in stage 1 of the trial were being followed, further enrollment into the groups was paused even as additional patients were being identified for possible enrollment into the second stage. The strict criteria for continued enrollment were met in all four groups, and subsequently patients were enrolled in stage 2 of each group. Enrollment in the trial has exceeded projected targets due to high patient and clinician interest in AP23573. The trial was designed to determine whether a clinical-benefit response rate of at least 25% was achieved in each sarcoma group.
    A total of 212 patients were enrolled to date: 82 in stage 1 and 130 in stage 2. Four of these patients were not dosed, and six additional liposarcoma patients have been screened and may be enrolled. Recruitment of patients for the trial is complete. As of the date of analysis, 81 of the stage 1 patients and 107 of stage 2 patients were evaluable through at least four months on AP23573 treatment - the minimum duration for assessing protocol-defined clinical-benefit response. Patients continue on AP23573 until their disease progresses.
    Six-month progression-free survival (PFS), a key endpoint for evaluating the efficacy of AP23573, was determined using the Kaplan-Meier analysis of the stage 1 patients and will be determined in the entire study population once all patients have been followed further.

    Results of Interim Analysis

    AP23573 treatment achieved the predefined threshold for efficacy (i.e., at least 25% clinical-benefit response rate) in the bone sarcoma group (29%) and the most common of the soft-tissue sarcoma groups - leiomyosarcoma (36%). The results in the liposarcoma group (17%) are too early to evaluate, as patients have not been followed long enough, and the results in the other soft-tissue sarcoma group, a heterogeneous group of multiple different types of soft-tissue sarcomas, are close to meeting this threshold (22%). The overall clinical-benefit response rate for the entire trial is 27%.
    Thirty-three percent (33%) of the stage 1 patients (27/81) in the trial have clinical-benefit responses - sustained anti-tumor activity
- including four patients with partial responses (confirmed tumor regression greater than 30%) and 23 patients with stable disease for at least four months. Clinical-benefit responses were demonstrated in 39% of bone sarcoma patients, 50% of leiomyosarcoma, 21% of liposarcoma, and 24% of other soft-tissue sarcomas. The six-month PFS rate in this group is 22%.
    Twenty-two percent (22%) of the evaluable stage 2 patients (24/107) in the trial have clinical-benefit responses - sustained anti-tumor activity - at this time. The comparability of the patient populations in the two stages of the trial is being evaluated further. Assessment of PFS for the entire trial awaits follow up of the stage 2 patients as the data mature.
    AP23573 was well tolerated at the fixed dose administered, and adverse events were generally mild to moderate in severity and readily reversible. The most common treatment-related adverse events were oral mucositis, rash, fatigue, nausea and hyper-triglyceridemia.
    "These data provide valuable insights into the efficacy and safety profile of AP23573 in sarcoma patients and further refine our understanding of those patients likely to benefit most from AP23573. The results to date have guided our design considerations for the initial registration trial for AP23573," said Camille L. Bedrosian, M.D., chief medical officer of ARIAD. "Progression-free survival is a valuable endpoint in this patient population and may be a strong predictor of survival benefit. Clearly these data support further study of AP23573 in a randomized pivotal trial of patients with advanced sarcomas."
    These clinical results are being presented by Sant P. Chawla, M.D. on behalf of the AP23573 Sarcoma Study Group as oral presentations at the 17th ANE International Conference on "Molecular Targets and Cancer Therapeutics" in Philadelphia, Pennsylvania, November 17, 2005 and the 11th Annual Connective Tissue Oncology Society (CTOS) Meeting in Boca Raton, Florida, November 20, 2005. More information about the ANE conference and the news briefings can be found on the web at http://www.aacr.org.

    Conference Call and Webcast

    ARIAD will hold a live webcast of a conference call at 11:00 a.m.
(EST) today, November 16, 2005, to discuss data from this clinical trial. To listen to the live webcast, visit the link on the investor relations section of the Company's website at http://ariad.com/investor. The call can also be accessed by dialing 866-314-9013 (domestic) or 617-213-8053 (international) five minutes prior to the start time and providing the passcode, 49060518. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

    Reference

    Van Glabbeke, M., Verweij, J., Judson, I., et al. Progression-free rate as the principal end-point for phase II trials in soft-tissue sarcomas. European Journal of Cancer 38:543-549, 2002.

    About Sarcoma

    Sarcomas are cancers of the connective tissue, including bones, muscle, fat, cartilage and joints and do not discriminate by age, gender or race. Sarcomas can arise anywhere in the body and are divided into two main groups - bone tumors and soft-tissue sarcomas. They are further subdivided based on the type of cell or tissue from which the tumor developed. There are approximately 12,000 new cases of sarcoma diagnosed each year in the United States and approximately 100,000 sarcoma patients overall in the United States. More information about sarcomas is available at http://www.curesarcoma.org and at http://www.sarcoma.net/facts/htm.

    About AP23573

    ARIAD's small-molecule drug, AP23573, starves cancer cells and shrinks tumors by inhibiting the critical cell-signaling protein, mTOR, which regulates the response of tumor cells to nutrients and growth factors, and controls tumor blood supply and angiogenesis through effects on Vascular Endothelial Growth Factor (VEGF) in tumor and endothelial cells. AP23573 also blocks the proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and reblockage of injured arteries, and is an analog of sirolimus, another mTOR inhibitor that has been approved for use in drug-eluting stents. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. The U.S. Food and Drug Administration has designated AP23573 both as a fast-track product and an orphan drug for the treatment of soft tissue and bone sarcomas, and the European Medicines Agency has also granted orphan drug status.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the timing and actual research and development expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our or our collaborator's ability to manufacture our product candidates on a commercial scale or to supply our product candidates to collaborators, risks and uncertainties regarding our ability to successfully enroll and conduct preclinical and clinical studies of product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any collaborator's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any collaborator's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including litigation concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Ed Fitzgerald (Investors)
             617-621-2345
             or
             Sheryl Seapy (Media)
             Pure Communications
             949-608-0841